Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: October 29, 2020
Contact: Angie Richards
515.412.2344
arichards@fhlbdm.com

FHLB Des Moines Reports Preliminary Third Quarter 2020 Net Income of $151 million

Coronavirus Pandemic (COVID-19) - The effects of COVID-19 and the response to the virus continue to impact financial markets and overall economic conditions. In keeping with its mission to be a reliable provider of liquidity in all economic environments, the Bank remains dedicated to meeting the needs of members through these challenging and unusual times. The Bank continues to provide certain relief measures to help members serve customers affected by COVID-19, including, accommodating forbearance and modifications in certain areas, allowing electronic signatures on loan documentation in specific circumstances, and temporarily expanding its types of eligible collateral.
The Bank remains focused on both the health and safety of its employees. The majority of employees continue to work remotely, with only a limited number of employees voluntarily working from the Bank’s headquarters. The Bank has not experienced and does not expect to experience any impairment of its ability to meet the needs of members. The effects of COVID-19 are rapidly evolving, and the full impact and duration of the virus are unknown. As a result of measures taken to address the impact of the COVID-19 shutdown, interest rates have declined significantly, and the Bank’s financial statements have been adversely impacted. The extent of the impact to its future performance will depend upon how long the current conditions persist. For additional information on the impacts of COVID-19 on the Bank, please see the Third Quarter 2020 Form 10-Q, expected to be filed with the Securities and Exchange Commission (SEC) on or about November 16, 2020.
2020 Third Quarter Summary Financial Results

•Net income totaled $151 million, an increase of $71 million from the same period last year.
•Net interest income totaled $141 million, an increase of $12 million from the same period last year.
•Other income (loss) totaled $65 million, an increase of $62 million from the same period last year, primarily impacted by net gains on litigation settlements of $64 million.
•Balance sheet changes from December 31, 2019 were:
◦Assets totaled $91.2 billion, a decrease of $38.4 billion.
◦Advances totaled $48.5 billion, a decrease of $31.9 billion.
◦Investments totaled $32.7 billion, a decrease of $5.8 billion.
◦Capital totaled $5.8 billion, a decrease of $0.9 billion.
◦Retained earnings totaled $2.4 billion, an increase of $0.2 billion.
◦Regulatory capital ratio was 6.41 percent, an increase from 5.31 percent.

Third Quarter 2020 Business Highlights

•Advances of $48.5 billion were outstanding to 682 members, housing associates, and former members, of which 31 percent were held by the Bank’s five largest borrowers.
•Mortgage loans of $8.7 billion were outstanding of which $493 million were purchased from 140 members during the third quarter.
•Mortgage loans of $2.0 billion were delivered by members during the quarter through the Bank’s off-balance sheet products of MPF Xtra and MPF Government mortgage-backed securities (MBS).
•Letters of credit of $9.6 billion were outstanding.
•The Bank paid $49 million of cash dividends at an effective combined annualized dividend rate of 4.76 percent during the third quarter relating to second quarter 2020 earnings.
•The Bank accrued $16 million during the quarter for use in the Bank’s Affordable Housing Program.

Financial Results Discussion

Net Income - For the three and nine months ended September 30, 2020, the Bank recorded net income of $151 million and $328 million compared to $80 million and $288 million for the same periods in 2019. The Bank’s net income was primarily driven by net interest income and other income.

Net Interest Income - The Bank’s net interest income totaled $141 million and $369 million for the three and nine months ended September 30, 2020 compared to $129 million and $435 million for the same periods last year. During the three and nine months ended September 30, 2020, the Bank’s net interest margin was 0.57 percent and 0.44 percent compared to 0.38 percent and 0.41 percent for the same periods in 2019. The Bank’s net interest income during the three and nine months ended September 30, 2020 was primarily impacted by higher asset liability spreads, the lower interest rate environment, and lower average advance balances. During the three and nine months ended September 30, 2020, higher asset liability spreads were driven by increases in advance prepayment fee income of $43 million and $55 million compared to the same periods in 2019.

As the majority of prepayments occurred during the third quarter of 2020, net interest income for the three months ended September 30, 2020 increased when compared to the same period last year. However, during the nine months ended September 30, 2020, the lower average advance balances and the lower interest rate environment had a larger impact on the Bank’s net interest income, resulting in a decrease in net interest income when compared to the same period last year.

Other Income (Loss) - The Bank recorded net gains of $65 million and $116 million in other income (loss) for the three and nine months ended September 30, 2020 compared to net gains of $3 million and $11 million for the same periods last year. During the three and nine months ended September 30, 2020, other income (loss) was primarily impacted by net gains on litigation settlements of $64 million and $120 million as a result of settlements with defendants in the Bank’s private-label MBS litigation. The Bank did not record any litigation settlements during the three and nine months ended September 30, 2019. Other factors impacting other income (loss) included net gains (losses) on trading securities and net gains (losses) on derivatives and hedging activities.

Assets - The Bank’s total assets decreased to $91.2 billion at September 30, 2020, from $129.6 billion at December 31, 2019, driven by a decrease in advances and investments. Advances at September 30, 2020 decreased by $31.9 billion from December 31, 2019 due primarily to a decrease in borrowings of $25.5 billion by a large depository institution member. The Bank experienced decreased demand for advances across the majority of its other institution types, while borrowings by non-captive insurance company members increased $4.4 billion. Investments decreased by $5.8 billion primarily due to a decline in money market investments of $9.2 billion, offset in part by a net increase in U.S. Treasuries of $4.2 billion that the Bank utilized for liquidity management during 2020.

Liabilities - The Bank’s total liabilities decreased to $85.4 billion at September 30, 2020, from $122.9 billion at December 31, 2019, primarily driven by a decrease in the amount of consolidated obligations needed to fund the Bank’s assets.

Capital - Total capital decreased to $5.8 billion at September 30, 2020 from $6.7 billion at December 31, 2019, primarily due to a decrease in capital stock resulting from a decline in member activity. The Bank’s regulatory capital ratio increased to 6.41 percent at September 30, 2020, from 5.31 percent at December 31, 2019 and was above the required regulatory minimum at each period end. Regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

All numbers reported in this earnings release for the third quarter of 2020 are approximate until the Bank announces unaudited financial results in its Third Quarter 2020 Form 10-Q with the SEC, expected to be available at www.fhlbdm.com and www.sec.gov on or before November 16, 2020.

Dividend

On October 26, 2020, the Bank’s Board of Directors approved a third quarter 2020 dividend at an annualized rate of 5.50 percent on activity-based stock and 3.00 percent on membership stock, unchanged from the prior quarter. The dividend rate reflects the Bank’s philosophy to pay a dividend equal to or greater than the current market rate for a highly-rated investment, and at a rate that is sustainable under current and projected earnings to maintain an appropriate level of capital and retained earnings. Future dividends are at the discretion of the Bank’s Board of Directors and may be negatively impacted by the effects COVID-19 has on the economy and market conditions. The extent of the impact will depend upon how long the current conditions persist.

Dividend payments totaling $44 million are expected to be paid on November 13, 2020. The effective combined annualized dividend rate for the Bank on both subclasses of capital stock outstanding will be 4.67 percent; however, the effective combined dividend rate on the total capital stock held by each member depends on its level of activity with the Bank during the third quarter.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)

	September 30,	December 31,
Statements of Condition (dollars in millions)	2020	2019
Cash and due from banks	$788	$1,029
Investments	32,705	38,465
Advances	48,462	80,360
Mortgage loans held for portfolio, net	8,733	9,334
Total assets	91,154	129,603
Consolidated obligations	83,271	121,084
Mandatorily redeemable capital stock	54	206
Total liabilities	85,358	122,877
Capital stock - Class B putable	3,432	4,517
Retained earnings	2,359	2,165
Accumulated other comprehensive income (loss)	5	44
Total capital	5,796	6,726
Total regulatory capital[1]	5,845	6,888
Regulatory capital ratio	6.41%	5.31%

1    Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
Operating Results (dollars in millions)	2020	2019	2020	2019
Net interest income	$141	$129	$369	$435
Provision (reversal) for credit losses on mortgage loans	2	—	2	—
Other income (loss):
Net gains (losses) on trading securities	(10)	8	26	36
Net gains (losses) on derivatives and hedging activities	1	(12)	(52)	(45)
Gains on litigation settlements, net	64	—	120	—
Other, net	10	7	22	20
Total other income (loss)	65	3	116	11
Total other expense	37	43	119	125
Net income before assessments	167	89	364	321
Affordable Housing Program assessments	16	9	36	33
Net income	$151	$80	$328	$288
Performance Ratios
Net interest spread	0.53%	0.25%	0.37%	0.28%
Net interest margin	0.57	0.38	0.44	0.41
Return on average equity (annualized)	9.94	4.57	6.96	5.29
Return on average capital stock (annualized)	16.43	6.66	10.82	7.55
Return on average assets (annualized)	0.60	0.23	0.39	0.27

The selected financial data above is approximate until the Bank announces unaudited financial results in its Third Quarter 2020 Form 10-Q with the SEC expected to be filed on or about November 16, 2020.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements.

The Bank is a member-owned cooperative that provides funding solutions and liquidity to members to support mortgage lending, economic development and affordable housing in the communities they serve. The bank is wholly owned by nearly 1,350 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions, and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional banks that make up the Federal Home Loan Bank System.